Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Yandex N.V.

We consent to the incorporation by reference in the registration statements (Nos. 333-177622 and 333-213317) on Form S-8, of Yandex N.V. of our reports dated March 27, 2018, with respect to the the consolidated balance sheet of Yandex N.V. as of December 31, 2017, and the related consolidated statements of income, comprehensive income, cash flows and shareholders’ equity for the year ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”) and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 20-F of Yandex N.V.

Our report dated March 27, 2018, refers to the translation of the consolidated financial statements as of and for the year ended December 31, 2017 into United States dollars presented solely for the convenience of the reader. In addition, our report refers to change in accounting, and to our audit of the adjustments that were applied to reflect such change in the 2016 and 2015 consolidated financial statements, as more fully described in Note 2. However, we were not engaged to audit, review, or apply any procedures to the 2016 and 2015 consolidated financial statements other than with respect to such adjustments.

/s/ JSC “KPMG”

Moscow, Russia
March 27, 2018